Filed Pursuant to Rule 424(b)(3) and Rule 424(c)

Registration No. 333-128696

November 8, 2005

Prospectus Supplement No. 1

To the Prospectus Dated October 12, 2005

of

BULLDOG TECHNOLOGIES INC.

Relating to

6,406,417 Shares of Common Stock of Bulldog Technologies Inc.

This prospectus supplement supplements our prospectus dated October 12, 2005, relating to the resale by certain selling stockholders of up to 6,406,417 shares of our common stock as follows:

- up to 3,526,416 shares of our common stock which may be issued upon the conversion of or as interest payments on certain convertible notes issued in a private placement on August 29, 2005;

- up to 1,198,585 shares of our common stock which may be issued upon the exercise of certain share purchase warrants issued in connection with the private placement on August 29, 2005;

- up to 2,219,611 shares of our common stock issued in a private placement on April 13, 2004; and

- up to 1,664,709 shares of our common stock which may be issued upon the exercise of certain share purchase warrants issued in connection with the private placement on April 13, 2004.

You should read this supplement in conjunction with the prospectus. This supplement is qualified by reference to the prospectus, except to the extent the information in this supplement supersedes the information contained in the prospectus.

SELLING SECURITY HOLDERS

The selling security holders may offer and sell, from time to time, any or all of the common stock issued and the common stock issuable to them upon conversion of or as interest payments on the convertible notes and the exercise of the share purchase warrants. Because the selling security holders may offer all or only some portion of the 6,406,417 shares of common stock to be registered, no estimate can be given as to the amount or percentage of these shares of common stock that will be held by the selling security holders upon termination of the offering.

For a description of the convertible notes and share purchase warrants, see the section of the prospectus entitled "August 29, 2005 Private Placement of Convertible Notes and Warrants".

The following table sets forth certain information regarding the beneficial ownership of shares of common stock by the selling security holders as of September 15, 2005, and the number of shares of common stock covered by this prospectus. The number of shares in the table represents an estimate of the number of shares of common stock to be offered by the selling security holders.

Other than the relationships described below, none of the selling security holders had or have any material relationship with us within the past three years. Other than as set forth herein, none of the selling security holders is a broker-dealer or an affiliate of a broker-dealer to our knowledge.

Name of Selling Security holder and Position, Office or Material Relationship with Bulldog Technologies	Common Shares owned by the Selling Security holder (2)	Number of Shares Issuable Upon Conversion of or as interest payments on the Convertible Notes and/or Upon Exercise of the Share Purchase Warrants(2)	Total Shares Registered	Number of Shares Owned by Selling Security holder After Offering and Percent of Total Issued and Outstanding(1)
				# of Shares	% of Class
Omicron Master Trust(3)	660,377	1,075,472(2a)	1,075,472	Nil	0%
Nite Capital, LP(4)	330,189	537,736(2a)	537,736	Nil	0%
RHP Master Fund, Ltd.(5)	990,566	1,613,208(2a)	1,613,208	Nil	0%
Iroquois Master Fund Ltd.(6)	832,453	1,290,567(2a)	1,290,567	Nil	0%
Alexandra Global Master Fund Ltd. (7)	1,482,745	388,889	1,482,745	Nil	0%
Otape Investments LLC(8)	11,111	11,111	11,111	Nil	0%
AS Capital Partners, LLC(9)	22,222	22,222	22,222	Nil	0%
SRG Capital, LLC(10)	38,750	38,750	38,750	Nil	0%
Spectra Capital Management, LLC(11)	44,445	44,445	44,445	Nil	0%
Basso Private Opportunity Holding Fund Ltd. (12)	25,013	11,126	25,013	Nil	0%
Basso Multi-Strategy Holding Fund Ltd. (13)	33,519	14,749	33,519	Nil	0%
Truk Opportunity Fund, LLC(14)	12,500	12,500	12,500	Nil	0%
F. Berdon Co. LP(15)	11,111	11,111	11,111	Nil	0%
Oppenheimer & Co. Inc.(16)	77,853	97,316	97,316	Nil	0%
Andrew Kaminsky(17)	23,937	23,937	29,921	Nil	0%
Stanley Stern(17)	12,915	12,915	16,144	Nil	0%
Henry Williams(17)	9,686	9,686	12,108	Nil	0%
Kee Colen(17)	7,748	7,748	9,685	Nil	0%
Jeffrey Hagan(17)	5,488	5,488	6,860	Nil	0%
Jason Janosz(17)	4,843	4,843	6,054	Nil	0%
Chris Hagar(17)	4,843	4,843	6,054	Nil	0%
Jeffrey Cohen(17)	3,228	3,228	4,035	Nil	0%

Ed Newman(17)	3,200	3,200	4,000	Nil	0%
James Irvine(17)	3,200	3,200	4,000	Nil	0%
Robert Powers(17)	3,200	3,200	4,000	Nil	0%
George Billington(17)	2,400	2,400	3,000	Nil	0%
Zubin Mory(17)	2,260	2,260	2,825	Nil	0%
Ranan Lackman(17)	968	968	1,210	Nil	0%
Stuart Barish(17)	646	646	808	Nil	0%

*	Less than 1% of the issued and outstanding shares of our company as of September 15, 2005.

(1)             Assumes all of the shares of common stock offered are sold. There were 24,047,317 common shares issued and outstanding on September 15, 2005.

(2)             The number of shares of common stock listed as beneficially owned by such selling security holder represents the number of shares of common stock currently owned and potentially issuable to such selling security holder. For these purposes, any contractual or other restriction on the number of securities the selling security holder may own at any point have been disregarded.

(2a)            The number of shares of common stock listed for such selling security holder includes 125% of the shares of common stock potentially issuable upon the conversion of the convertible note, as interest payments on the convertible note (assuming a market price of $0.75 at the time of issuance of such shares) and 125% of the shares of common stock potentially issuable upon the exercise of share purchase warrants.

(3)             The number of shares of common stock listed for such selling security holder includes: (i) 125% of the 471,698 shares of common stock (589,623 shares of common stock) potentially issuable upon conversion of a convertible note, principal amount of $500,000, due August 29, 2010; (ii) 125% of the 200,000 shares of common stock (250,000 shares of common stock) potentially issuable as interest on the convertible note assuming a market price of $0.75 at the time of issuance of such shares; and (iii) 125% of 188,679 shares of common stock (235,849 shares of common stock) potentially issuable upon the exercise of share purchase warrants, exercisable until August 29, 2010 at an exercise price of $1.25 per share. Omicron Capital, L.P., a Delaware limited partnership ("Omicron Capital"), serves as investment manager to Omicron Master Trust, a trust formed under the laws of Bermuda ("Omicron"). Omicron Capital, Inc., a Delaware corporation ("OCI"), serves as general partner of Omicron Capital, and Winchester Global Trust Company Limited ("Winchester") serves as the trustee of Omicron. By reason of such relationships, Omicron Capital and OCI may be deemed to share dispositive power over the shares of our common stock owned by Omicron, and Winchester many be deemed to share voting and dispositive power over the shares of our common stock owned by Omicron. Omicron Capital, OCI and Winchester disclaim beneficial ownership of such shares of our common stock. Omicron Capital has delegated authority from the board of directors of Winchester regarding the portfolio management decisions with respect to the shares of common stock owned by Omicron and, as of September 15, 2005, Mr. Olivier H. Morali and Mr. Bruce T. Bernstein, officers of OCI, have delegated authority from the board of directors of OCI regarding the portfolio management decisions of Omicron Capital with respect to the shares of common stock owned by Omicron. By reason of such delegated authority, Messrs. Morali and Bernstein may be deemed to share dispositive power over the shares of our common stock owned by Omicron. Messrs. Morali and Bernstein disclaim beneficial ownership of such shares of our common stock and neither of such persons has any legal right to maintain such delegated authority. No other person has sole or shared voting or dispositive power with respect to the shares of our common stock being offered by Omicron, as those terms are used for purposes under Regulation 13D-G of the Securities Exchange Act of 1934, as amended. Omicron and Winchester are not "affiliates" of one another, as that term is used for purposes of the Securities Exchange Act of 1934, as amended, or of any other person named in this prospectus as a selling stockholder. No person or "group" (as that term is used in Section 13(d) of the Securities Exchange Act of 1934, as amended, or the SEC's Regulation 13D-G) controls Omicron and Winchester.

(4)             The number of shares of common stock listed for such selling security holder includes: (i) 125% of the 235,849 shares of common stock (294,811 shares of common stock) potentially issuable upon conversion of a convertible note, principal amount of $250,000, due August 29, 2010; (ii) 125% of the 100,000 shares of common stock (125,000 shares of common stock) potentially issuable as interest on the convertible note assuming a market price of $0.75 at the time of issuance of such shares; and (iii) 125% of the 94,340 shares of common stock (117,925 shares of common stock) potentially issuable upon the exercise of share purchase warrants, exercisable until August 29, 2010 at an exercise price of $1.25 per share. Keith Goodman, a Manager of the General Partner of Nite Capital, LP, exercises voting and investment power over the shares of common stock currently owned and which may be acquired on conversion of or as interest payments on the convertible note and on exercise of the share purchase warrants.

(5)             The number of shares of common stock listed for such selling security holder includes: (i) 125% of the 707,547 shares of common stock (884,434 shares of common stock) potentially issuable upon conversion of a convertible note, principal amount of $750,000, due August 29, 2010; (ii) 125% of the 300,000 shares of common stock (375,000 shares of common stock) potentially issuable as interest on the convertible note assuming a market price of $0.75 at the time of issuance of such shares; and (iii) 125% of the 283,019 shares of common stock (353,774 shares of common stock) potentially issuable upon the exercise of share purchase warrants, exercisable until August 29, 2010 at an exercise price of $1.25 per share. RHP Master Fund, Ltd. is a party to an investment management agreement with Rock Hill Investment Management, L.P., a limited partnership of which the general partner is RHP General Partner, LLC. Pursuant to such agreement, Rock Hill Investment Management directs the voting and disposition of shares owned by RHP Master Fund. Messrs. Wayne Bloch and Peter Lockhart own all of the interests in RHP General Partner. The aforementioned entities and individuals disclaim beneficial ownership of our common stock owned by the RHP Master Fund.

(6)             The number of shares of common stock listed for such selling security holder includes: (i) 125% of the 566,038 shares of common stock (707,548 shares of common stock) potentially issuable upon conversion of a convertible note, principal amount of $600,000, due August 29, 2010; (ii) 125% of the 240,000 shares of common stock (300,000 shares of common stock) potentially issuable as interest on the convertible note assuming a market price of $0.75 at the time of issuance of such shares; and (iii) 125% of the 226,415 shares of common stock (283,019 shares of common stock) potentially issuable upon the exercise of share purchase warrants, exercisable until August 29, 2010 at an exercise price of $1.25 per share. Josh Silverman has investment and voting control over the shares of common stock which may be acquired on conversion of or as interest payments on the convertible notes or on exercise of the share purchase warrants. Mr. Silverman disclaims beneficial ownership of such securities.

(7)                   The number of shares of common stock listed as beneficially owned by such selling stockholder includes 388,889 shares of common stock potentially issuable upon the exercise of share purchase warrants, each share purchase warrant is exercisable until April 13, 2009, at an exercise price of $1.25 per share. Alexandra Investment Management, LLC, a Delaware limited liability company, serves as investment adviser to Alexandra Global Master Fund Ltd., a British Virgin Islands company. By reason of such relationship, Alexandra Investment Management, LLC may be deemed to share dispositive power over the shares of common stock stated as beneficially owned by Alexander Global Master Fund Ltd. Alexandra Investment Management, LLC disclaims beneficial ownership of such shares of common stock. Messrs. Mikhail A. Filimonov and Dimitri Sogoloff are managing members of Alexandra Investment Management, LLC. By reason of such relationships, Mr. Filimonov and Mr. Sogoloff may be deemed to share dispositive power over the shares of common stock stated as beneficially owned by Alexander Global Master Fund Ltd.. Mr. Filimonov and Mr. Sogoloff disclaim beneficial ownership of such shares of common stock.

(8)             The number of shares of common stock listed as beneficially owned by such selling stockholder includes 11,111 shares of common stock potentially issuable upon the exercise of share purchase warrants. Each share purchase warrant is exercisable until April 13, 2009, at an exercise price of $1.25 per share. Ira M. Leventhal, a U.S. citizen is deemed to have dispositive and voting powers with respect to the shares of common stock currently owned, if any, and which may be acquired on exercise of the share purchase warrants. Mr. Leventhal disclaims beneficial ownership.

(9)             The number of shares of common stock listed as beneficially owned by such selling stockholder includes 22,222 shares of common stock potentially issuable upon the exercise of share purchase warrants. Each share purchase warrant is exercisable until April 13, 2009, at an exercise price of $1.25 per share. Michael Coughlan exercises dispositive and voting powers with respect to the shares of common stock currently owned, if any, and which may be acquired on exercise of the share purchase warrants.

(10)           The number of shares of common stock listed as beneficially owned by such selling stockholder includes 38,750 shares of common stock potentially issuable upon the exercise of share purchase warrants. Each share purchase warrant is exercisable until April 13, 2009, at an exercise price of $1.25 per share. Edwin Mecabe and Tai May Lee, jointly, exercise dispositive and voting powers with respect to the shares of common stock currently owned, if any, and which may be acquired on exercise of the share purchase warrants. Edwin Mecabe and Tai May Lee disclaim beneficial ownership of these securities."

(11)           The number of shares of common stock listed as beneficially owned by such selling stockholder includes 44,445 shares of common stock potentially issuable upon the exercise of share purchase warrants. Each share purchase warrant is exercisable until April 13, 2009, at an exercise price of $1.25 per share. Ian Esrepan exercises dispositive and voting powers with respect to the shares of common stock currently owned, if any, and which may be acquired on exercise of the share purchase warrants.

(12)           The number of shares of common stock listed as beneficially owned by such selling stockholder includes 11,126 shares of common stock potentially issuable upon the exercise of share purchase warrants. Each share purchase warrant is exercisable until April 13, 2009, at an exercise price of $1.25 per share. Basso Capital Management, L.P. is the Investment Manager to Basso Private Opportunity Holding Fund Ltd. Howard I. Fischer is a managing member of Basso GP, LLC, the General Partner of Basso Capital Management, L.P., and as such has investment power and voting control over these securities. Mr. Fischer disclaims beneficial ownership of these securities.

(13)           The number of shares of common stock listed as beneficially owned by such selling stockholder includes 14,749 shares of common stock potentially issuable upon the exercise of share purchase warrants. Each share purchase warrant is exercisable until April 13, 2009, at an exercise price of $1.25 per share. Basso Capital Management, L.P. is the Investment Manager to Basso Multi-Strategy Holding Fund Ltd. Howard I. Fischer is a managing member of Basso GP, LLC, the General Partner of Basso Capital Management, L.P., and as such has investment power and voting control over these securities. Mr. Fischer disclaims beneficial ownership of these securities.

(14)           The number of shares of common stock listed as beneficially owned by such selling stockholder includes 12,500 shares of common stock potentially issuable upon the exercise of share purchase warrants. Each share purchase warrant is exercisable until April 13, 2009, at an exercise price of $1.25 per share. Michael E. Fein and Stephen E. Saltzstein, as principals of Atoll Asset Management, LLC, the Managing Member of Truk Opportunity Fund, LLC, exercise investment and voting control over the securities owned by Truk Opportunity Fund, LLC. Both Mr. Fein and Mr. Saltzstein disclaim beneficial ownership of the securities owned by Truk Opportunity Fund, LLC.

(15)           The number of shares of common stock listed as beneficially owned by such selling stockholder includes 11,111 shares of common stock potentially issuable upon the exercise of share purchase warrants. Each share purchase warrant is exercisable until April 13, 2009, at an exercise price of $1.25 per share. Frederick Berdon exercises dispositive and voting powers with respect to the shares of common stock currently owned, if any, and which may be acquired on exercise of the share purchase warrants.

(16)           The number of shares of common stock listed for such selling stockholder includes 125% of the 77,853 shares of common stock (97,316 shares of common stock) potentially issuable upon the exercise of share purchase warrants. Each share purchase warrant is exercisable until August 29, 2010, at an exercise price of $1.25 per share. Albert G. Lowenthal exercises dispositive and voting powers with respect to the shares of common stock currently owned, if any, and which may be acquired on exercise of the share purchase warrants.

(17)           The number of shares of common stock listed for such selling shareholder includes 125% of the shares of common stock potentially issuable upon the exercise of share purchase warrants.

We may require the selling security holders to suspend the sales of the securities offered in the prospectus upon the occurrence of any event that makes any statement in this prospectus or the related registration statement untrue in any material respect or that requires the changing of statements in these documents in order to make statements in those documents not misleading.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY OTHER REGULATORY BODY HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS SUPPLEMENT. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENCE.